As filed with the Securities and Exchange Commission on February 25, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mirum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-1281555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Mirum Pharmaceuticals, Inc.

989 East Hillsdale Boulevard, Suite 300

Foster City, California 94404

(650) 667-4085

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Peetz

Chief Executive Officer

Mirum Pharmaceuticals, Inc.

989 East Hillsdale Boulevard, Suite 300

Foster City, California 94404

(650) 667-4085

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason L. Kent Julia R. Boesch Cooley LLP 55 Hudson Yards New York, New York (212) 479-6000	Douglas Sheehy Chief Legal Officer & Secretary Mirum Pharmaceuticals, Inc. 989 East Hillsdale Boulevard, Suite 300 Foster City, California 94404 (650) 667-4085

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

8,960,998 SHARES

Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus from time to time of up to an aggregate of 8,960,998 shares of our common stock, par value $0.0001 per share, which consists of (i) 4,517,062 shares of our common stock issued to certain selling stockholders in January and February 2026 in connection with the closing of the acquisition of our subsidiary, Bluejay Therapeutics, Inc. (“Bluejay”), (ii) 522,375 shares of our common stock that could be issued in the future in connection with such acquisition that we held back to satisfy any potential indemnification and certain other obligations of the prior security holders of Bluejay, (iii) 3,385,149 shares of our common stock issued to certain selling stockholders in connection with the closings of two private placements immediately following the closing of the acquisition of Bluejay and (iv) 536,412 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock issued to one selling stockholder in connection with the closing of one of the previously mentioned private placements.

We are not selling any shares of common stock under this prospectus and we will not receive any proceeds from the sale by the selling stockholders of the shares offered by this prospectus.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, transfer taxes, fees of underwriters, selling brokers or dealer managers and similar other costs and expenses, if any, incurred for the offer and sale of these shares of our common stock.

The selling stockholders identified in this prospectus may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 10 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is traded on the Nasdaq Global Market under the symbol “MIRM.” On February 24, 2026, the last reported sales price of our common stock was $107.48 per share.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 6 of this prospectus as well as those contained in any applicable amendment or supplement and any related free writing prospectus, and under similar headings in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the common stock described in this prospectus.

Neither we nor the selling stockholders have authorized anyone to provide you with information other than the information provided or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus that we have authorized for use in connection with this offering. We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement or any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of those respective documents, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.

The information appearing in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize for use in connection with this offering is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and the information incorporated by reference herein contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Further a prospectus supplement and any related free writing prospectus may add to, update or change the information contained in this prospectus. You should read both this prospectus, any applicable prospectus supplement and any free writing prospectus together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

In this prospectus, references to “Mirum Pharmaceuticals,” “Mirum,” the “Company,” the “registrant,” “we,” “us,” and “our” refer to Mirum Pharmaceuticals, Inc. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement unless the context requires otherwise.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 6 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus.

Company Overview

We are a biopharmaceutical company dedicated to transforming the treatment of rare diseases. We have three approved medicines: LIVMARLI® (maralixibat) (“Livmarli”), CHOLBAM® (cholic acid) capsules (“Cholbam”), and CTEXLI® (chenodiol) tablets (“Ctexli”).

Livmarli is a novel, orally administered, minimally-absorbed ileal bile acid transporter (“IBAT”) inhibitor that is approved for the treatment of cholestatic pruritus in patients with Alagille syndrome (“ALGS”) in the United States (“U.S.”), the European Union (“EU”) and various other countries around the world and for cholestatic pruritus in patients with progressive familial intrahepatic cholestasis (“PFIC”) in the U.S., Canada and Japan and for the treatment of PFIC in the EU. We market and commercialize Livmarli in the U.S., Canada and certain countries in Europe through our specialized and focused commercial team. We have also entered into license and distribution agreements with several rare disease companies for the commercialization of Livmarli in additional countries. In March 2025, our partner, Takeda Pharmaceutical Company Limited, received approval from the Japanese Ministry of Health, Labour, and Welfare for Livmarli for the treatment of cholestatic pruritus in patients with ALGS and PFIC.

In August 2023, we completed the acquisition of assets of Travere Therapeutics, Inc. (“Travere”) that are primarily related to the development, manufacture (including synthesis, formulation, finishing or packaging) and commercialization of chenodiol and Cholbam (also known as Kolbam) pursuant to an asset purchase agreement dated July 16, 2023.

The U.S. Food and Drug Administration (“FDA”) approved Cholbam in March 2015, as the first FDA-approved treatment for pediatric and adult patients with bile acid synthesis disorders due to single enzyme defects, and for adjunctive treatment of patients with peroxisomal disorders, including peroxisome biogenesis disorder-Zellweger spectrum disorder. Chenodiol is standard of care for the treatment of cerebrotendinous xanthomatosis (“CTX”) in the U.S. with a medical necessity recognition by the FDA and was commercialized under the brand name Chenodal. We submitted a new drug application (“NDA”) for chenodiol for the treatment of CTX in 2024 and received FDA approval for the treatment of adults with CTX in February 2025, which is commercialized under the brand name Ctexli. We currently market and commercialize Cholbam and Ctexli in the U.S. through our specialized and focused commercial team. We have also assumed license and distribution agreements with several rare disease companies for the commercialization of Cholbam and chenodiol in additional countries.

We are advancing our product candidate, volixibat, a novel, oral, minimally-absorbed agent designed to inhibit IBAT, for the treatment of adult patients with cholestatic liver diseases. We are developing volixibat in the setting of primary sclerosing cholangitis (“PSC”) and primary biliary cholangitis (“PBC”), and in October 2024, we announced that the FDA granted Breakthrough Therapy designation for volixibat as a potential treatment for cholestatic pruritus in patients with PBC. We conducted an interim analysis of our VISTAS Phase 2b clinical trial in PSC and reported interim data from our VANTAGE Phase 2b clinical trial in PBC in June 2024. The VISTAS Phase 2b clinical trial in PSC completed enrollment in the third quarter of 2025 and topline data is expected in the second quarter of 2026. In addition, we expect to submit an NDA to the FDA for volixibat for the treatment of PSC in the second half of 2026, with both potential approval and subsequent launch of volixibat for the treatment of PSC, if approved, to occur in the first half of 2027. We expect the VANTAGE Phase 2b clinical trial in PBC to complete enrollment in the second half of 2026 with topline data expected in the first half of 2027.

In addition, we are developing Livmarli for certain rare cholestatic conditions through the Phase 3 EXPAND study, which we initiated in the fourth quarter of 2024. We expect to complete enrollment of the EXPAND study in the first half of 2026 with topline data expected in the fourth quarter of 2026.

In October 2024, we completed a license agreement with Enthorin Therapeutics, LLC and Dart Neuroscience LLC granting us the worldwide right to develop and commercialize MRM-3379, an allosteric inhibitor of Phosphodiesterase 4D. We are currently enrolling patients in the BLOOM Phase 2 clinical study of MRM-3379 in Fragile-X Syndrome and expect topline data in 2027.

On January 23, 2026, we completed the acquisition (the “Acquisition”) of Bluejay Therapeutics, Inc. (“Bluejay”) and its lead product candidate brelovitug (BJT-778). We are advancing brelovitug for the treatment of chronic hepatitis D virus (“HDV”) infection. Brelovitug is a fully human IgG1 monoclonal antibody that binds the hepatitis B surface antigen, thereby clearing virions and subviral particles and preventing HDV infection and replication. Brelovitug has been granted FDA Breakthrough Therapy designation, EMA Priority Medicines scheme designation and European Commission orphan medicinal product designation. Brelovitug is currently being evaluated in the global AZURE clinical program with topline results from the AZURE-1 and AZURE-4 registration-enabling clinical trials expected in the second half of 2026 and top-line results from the AZURE-2 and AZURE-3 registration-enabling clinical trials expected by the first half of 2028. We believe that the results from the AZURE-1 and AZURE-4 trials may support a potential biologics license application submission to the FDA for brelovitug in HDV in the first half of 2027 followed by a potential approval and subsequent launch, if approved, in the second half of 2027. We believe that the results of the AZURE-2 and AZURE-3 clinical trials may support a potential EMA registration and subsequent commercial launch, if approved, in the EU.

To date, we have focused primarily on acquiring and in-licensing our product candidates, organizing and staffing our company, business planning, raising capital, advancing our product candidates through clinical development, preparing for commercialization of our product candidates, commercializing our approved medicines, and conducting business development activities relating to, among other things, portfolio expansion through collaborations and acquisitions.

Corporate Information

We were incorporated in Delaware in May 2018. Our principal executive offices are located at 989 East Hillsdale Boulevard, Suite 300, Foster City, California 94404, and our telephone number is (650) 667-4085. Our corporate website address is ir.mirumpharma.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. Our design logo, “Mirum,” and our other registered and common law trade names, trademarks and service marks are the property of Mirum Pharmaceuticals, Inc.

Recent Developments: Acquisition and Private Placements

The Acquisition was effected in accordance with the terms of an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 6, 2025, by and among us, Bjork Merger Sub I, Inc., a Delaware corporation and our direct wholly owned subsidiary (“Merger Sub I”), Bjork Merger Sub II, LLC, a Delaware limited liability company and our direct wholly owned subsidiary (“Merger Sub II”), Bluejay and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney in fact of the Bluejay security holders, pursuant to which, among other things, Merger Sub I merged with and into Bluejay, pursuant to which Bluejay survived and become a wholly owned subsidiary of the Company (the “First Merger”), and, as part of the same overall transaction, the surviving entity of the First Merger merged with and into Merger Sub II, pursuant to which Merger Sub II survived and remained a wholly owned subsidiary of the Company. In connection with the closing of the Acquisition, subject to the terms of the Merger Agreement, we issued an aggregate of 4,517,062 shares (the “Upfront Acquisition Shares”) of our common stock to the Bluejay security holders as partial up front consideration for the Acquisition. 522,375 shares (the “Holdback Shares”) of our common stock were held back from the upfront consideration by us and will remain so to satisfy customary post-closing indemnification claims, subject to the terms and conditions of the Merger Agreement.

In connection with the Acquisition, the selling stockholders entered into joinder and lock-up agreements pursuant to which, subject to limited exceptions, certain selling stockholders agreed not to transfer one-half of their shares of common stock issued in connection with the Acquisition for six months following the closing of the Acquisition and the remaining shares of common stock issued in connection with the Acquisition for nine months following the closing of the Acquisition.

On January 23, 2026, immediately following the closing of the Acquisition, we completed a private placement (the “First Private Placement”) with certain of the selling stockholders named in this prospectus (the “First PIPE Investors”), pursuant to a subscription agreement we entered into with the First PIPE Investors on December 7, 2025 (the “First Subscription Agreement”), whereby we issued and sold (i) an aggregate of 2,385,149 shares (the “First PIPE Shares”) of our common stock and (ii) with respect to one of the First PIPE Investors, in lieu of shares of common stock, pre-funded warrants to purchase 536,412 shares (the “Warrant Shares”). In the First Private Placement, the purchase price per share of common stock was $68.48, and the purchase price per pre-funded warrant was $68.4799, which represents the per share purchase price of the shares of common stock, less the $0.0001 per share exercise price for each pre-funded warrant.

Each pre-funded warrant has an exercise price equal to $0.0001 per underlying share of common stock. The pre-funded warrants are exercisable at any time after their original issuance and may be exercised at any time until exercised in full. We may not effect the exercise of any pre-funded warrants and the selling stockholder that holds pre-funded warrants (together with its affiliates and other attribution parties) may not exercise any portion of a pre-funded warrant to the extent that, immediately after giving effect to such exercise, the holder would own more than 9.99%, which percentage may be increased or decreased at the holder’s option (not to exceed 19.99%) upon 61 days’ notice to us, subject to the terms of the pre-funded warrants.

Existing investors that previously held five percent or more of our outstanding common stock, including Frazier Life Sciences IX, L.P., Janus Henderson Group plc, Biotechnology Value Fund, L.P. and/or their respective affiliates, are party to the First Subscription Agreement, and purchased approximately $66.8 million, $50.7 million and $22.3 million, respectively, of shares of common stock (and/or in lieu of shares of common stock, pre-funded warrants to purchase shares of common stock) in the First Private Placement.

Concurrent with the completion of the First Private Placement and immediately following the closing of the Acquisition, we completed a private placement (the “Second Private Placement” and together with the First Private Placement, the “Private Placements”) with entities associated with TCG Crossover Management, LLC (collectively, TCGX; together with the First PIPE Investors, the “PIPE Investors”). In connection with the Second Private Placement, we entered into a subscription agreement with TCGX on December 18, 2025 (the “Second Subscription Agreement” and together with the First Subscription Agreement, the “Subscription Agreements”), pursuant to which we issued and sold to TCGX an aggregate of 1,000,000 shares (together with the First PIPE Shares, the “Private Placement Shares”) of our common stock at a price per share of $68.48.

Our total gross proceeds from the sale of securities in the Private Placements, before deducting placement agent fees and offering expenses payable by us, was approximately $268.5 million, consisting of approximately $200.0 million from the First Private Placement and approximately $68.5 million from the Second Private Placement.

In connection with the Private Placements, we entered into registration rights agreements (the “Registration Rights Agreements”) with the PIPE Investors named as selling stockholders in this prospectus pursuant to which we agreed to prepare and file a registration statement with the SEC to register the resale of (i) shares of our common stock issued in the Private Placements and (ii) shares of our common stock issuable upon exercise of pre-funded warrants issued in the Private Placements, if any.

The foregoing summary descriptions of the Merger Agreement, the Subscription Agreements and the Registration Rights Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which were filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

For a detailed description of the transactions with the selling stockholders contemplated by the Merger Agreement and the Subscription Agreements and the securities issued pursuant thereto, see the section entitled “Selling Stockholders.” We filed the registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations under the Merger Agreement and the Registration Rights Agreements and to provide for the resale by the selling stockholders of the shares of common stock (and shares of common stock issuable upon exercise of pre-funded warrants) offered hereby.

THE OFFERING

Common Stock Offered by Selling Stockholders	8,960,998 shares, consisting of (i) 4,517,062 Upfront Acquisition Shares, (ii) 522,375 Holdback Shares, (iii) 3,385,149 Private Placement Shares and (iv) 536,412 Warrant Shares.

Terms of the Offering	Each selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Risk Factors	See “Risk Factors” beginning on page 6 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Global Market Symbol	“MIRM”

Shares of our common stock that may be offered under this prospectus will be fully paid and non-assessable. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of common stock that either have been or may be issued to the selling stockholders and the shares of common stock issuable upon exercise of the pre-funded warrants issued in the Acquisition and the Private Placements, as applicable, as described above. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves significant risks. Before deciding whether to invest in our common stock, you should carefully consider the risks and uncertainties described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, and other filings we make with the SEC from time to time, which are incorporated by reference into this prospectus, as well as in any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement, together with the other information in this prospectus and in the documents incorporated by reference in this prospectus. The occurrence of any such risks, or of additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, could cause our business, prospects, operating results and financial condition to suffer materially. In such event, the trading price of our common stock could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended, that involve substantial risks and uncertainties. These forward-looking statements speak only as of the date of this prospectus or the documents incorporated by reference in this prospectus, as applicable, and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus and the documents incorporated by reference herein entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus and the documents incorporated by reference herein.

In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “project,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” or the negative or plural of those terms, and similar expressions intended to identify statements about the future, although not all forward-looking statements contain these words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these statements.

These forward-looking statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. These statements involve risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and the documents incorporated by reference herein, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus, and while we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements about:

•	the commercialization of our approved medicines and our product candidates, if approved;

•

our ability to obtain and maintain regulatory approval for our approved medicines and our product candidates or any of our future product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product candidate;

•	our ability to develop and maintain sales and marketing capabilities, whether alone or with potential future collaborators;

•	our plans to research, develop and commercialize our product candidates, including the timing of our ongoing clinical trials;

•

our expectations regarding the size of target patient populations for our approved medicines and our product candidates, if approved for commercial use, and any additional product candidates we may develop;

•	the size and growth potential of the markets for our approved medicines and our product candidates, and our ability to serve those markets;

•

the rate and degree of market acceptance of our approved medicines and our product candidates, as well as third-party payor coverage and reimbursement for our approved medicines and our product candidates;

•	our ability to attract collaborators with development, regulatory and commercialization expertise;

•	our expectations regarding our ability to obtain, maintain, enforce and defend our intellectual property protection for our approved medicines and our product candidates;

•	governmental, regulatory and legal developments in the United States and foreign countries;

•	the performance of our third-party collaborators, suppliers and manufacturers;

•	the success of competing therapies that are or may become available;

•	our ability to attract and retain key scientific or management personnel;

•	our ability to timely obtain funding for our operations on favorable terms and strategically deploy that funding, if and when obtained;

•	our ability to timely and successfully integrate Bluejay into our business and to successfully develop brelovitug; and

•	the accuracy of our estimates regarding expenses, capital requirements and needs for additional financing.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for our management to predict all risk factors and uncertainties. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See the section entitled “Where You Can Find Additional Information” in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders pursuant to this prospectus.

We will bear certain out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear their own broker or similar commissions payable with respect to sales of shares of our common stock.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the selling stockholders identified in the table below of 8,960,998 shares of common stock, including shares of our common stock issuable to a selling stockholder upon exercise of the pre-funded warrants and assuming issuance of all Holdback Shares issuable to certain of the selling stockholders in connection with the Acquisition, subject to the terms and conditions of the Merger Agreement. See the section “Prospectus Summary—Recent Developments: Acquisition and Private Placements” above for additional information regarding such shares. As of the date of this prospectus, we have not released the Holdback Shares to the applicable selling stockholders. We are registering the resale of shares of common stock issued to the selling stockholders, issuable upon exercise of the pre-funded warrants and issuable pursuant to the terms and conditions of the Merger Agreement in order to permit the applicable selling stockholders to offer the underlying shares, upon exercise or receipt, for resale from time to time. Except for the ownership of the shares of common stock and the pre-funded warrants and for the selling stockholders whose other relationships are provided in “Relationships with Selling Stockholders,” the selling stockholders have not had any material relationship with us within the past three years.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. This information has been obtained from the selling stockholders or in Schedules 13G or 13D and other public documents filed with the SEC. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of shares of common stock and pre-funded warrants, as of January 23, 2026, assuming (i) exercise of the pre-funded warrants held by the selling stockholder that holds pre-funded warrants on that date, without regard to the beneficial ownership limitation described below and (ii) the issuance of all Holdback Shares as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC. The percentage of shares owned prior to and after the offering in the third and sixth columns are based on 59,879,958 shares of common stock outstanding as of January 23, 2026, which includes all shares of common stock offered by this prospectus assuming the issuance of all Holdback Shares. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, including all Holdback Shares.

In accordance with the terms of the Registration Rights Agreements and the Merger Agreement, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the Private Placements, (ii) the maximum number of shares of common stock issuable upon exercise of the pre-funded warrants issued in the First Private Placement and (iii) the maximum number of shares of common stock issued or issuable to the selling stockholders in the Acquisition, subject to the terms and conditions of the Merger Agreement. This maximum amount is determined as if all Holdback Shares had been issued and the outstanding pre-funded warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, subject to adjustment as provided in the Merger Agreement and Registration Rights Agreements and without regard to any limitations on the exercise of the pre-funded warrants. Under the terms of the pre-funded warrants, the selling stockholder that holds pre-funded warrants may not exercise the pre-funded warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of the number of shares of our common stock outstanding following such exercise (for purposes of the denominator, immediately after giving effect to the issuance of shares of common stock to be issued upon the applicable exercise of such pre-funded warrants). The number of shares in the second column do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See the section “Plan of Distribution.”

The Holdback Shares will be issued in accordance with the terms, and subject to the contingencies, set forth in the Merger Agreement. The Holdback Shares will be issued in full assuming no Holdback Shares are retained by us as satisfaction for certain indemnification and certain other obligations of the prior security holders of Bluejay, subject to deduction to satisfy applicable taxes. We refer to the foregoing assumptions that may affect the number of Holdback Shares issued in the footnotes following the table below as the “holdback assumptions.” The number of Holdback Shares actually issued could be materially less than the maximum potential Holdback Shares depending on whether and to the extent the holdback assumptions come to fruition.

Unless otherwise indicated below, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by it, subject to applicable community property laws. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

Name of Selling Stockholder		Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
		Number	Percentage			Number	Percentage
Anna Moua	(2)	2,100	*	%	2,100	—	*	%
Entities Affiliated with Arkin Bio Capital L.P.	(3)	361,855	*		361,855	—	*
Entities Affiliated with Baker Bros. Advisors LP	(4)	495,824	*		495,824	—	*
Bobby Asem	(5)	1,643	*		1,643	—	*
Entities Affiliated with BVF Partners, L.P.	(6)	1,820,290	3.0		325,000	1,495,290	2.5
Cecilia Del Rosario	(7)	2,861	*		2,861	—	*
Craig Pace	(8)	1,752	*		1,752	—	*
Dajun Yang	(9)	1,781	*		1,781	—	*
Dan Spiegelman	(10)	10,180	*		10,180	—	*
Dara Wambach	(11)	2,100	*		2,100	—	*
David John Tucker	(12)	11,055	*		11,055	—	*
Dmitry Olegovich Koltun	(13)	2,880	*		2,880	—	*
Eric Dobmeier	(14)	20,360	*		20,360	—	*
Frazier Life Sciences Public Fund, L.P.	(15)	3,051,359	5.1		536,412	2,514,947	4.2
Frazier Life Sciences IX, L.P.	(15)	3,566,912	6.0		—	3,566,912	6.0
Frazier Life Sciences X, L.P.	(15)	476,813	*		308,505	168,308	*
Frazier Life Sciences XI, L.P.	(15)	1,107,930	1.9		562,976	544,954	*
Frazier Life Sciences XII, L.P.	(15)	62,931	*		62,931	—	*
Hassan Javanbakht	(16)	23,832	*		23,832	—	*
HBM Healthcare Investments (Cayman) Ltd.	(17)	142,164	*		142,164	—	*
Hilario J. Ramos	(18)	166	*		166	—	*
InnoPinnacle Fund I L.P.	(19)	66,057	*		66,057	—	*
James Knewitz	(20)	2,453	*		2,453	—	*
Entities Affiliated with Janus Henderson Investors US LLC	(21)	4,438,901	7.4		740,000	3,698,901	6.2
Jeffery Alan Zablocki	(22)	8,013	*		8,013	—	*
Jenny Stanton	(23)	1,887	*		1,887	—	*
Jerome Deval	(24)	5,063	*		5,063	—	*
Keting Chu	(25)	585,971	1.0		585,971	—	*
Kevin Lin	(26)	13,202	*		13,202	—	*
LeAnn Pipkins	(27)	2,453	*		2,453	—	*

Name of Selling Stockholder		Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
		Number	Percentage		Number	Percentage
Leesun Kim	(28)	3,298	*	3,298	—	*
Linda Woo	(29)	1,565	*	1,565	—	*
Lisa Maredia	(30)	353	*	353	—	*
Mary Cromwell	(31)	8,417	*	8,417	—	*
Melissa Grigorieff Koomey	(32)	17,545	*	17,545	—	*
Nancy Shulman	(33)	23,832	*	23,832	—	*
Novartis Pharma AG	(34)	106,018	*	106,018	—	*
Novo Holdings A/S	(35)	1,524,278	2.5	287,664	1,236,614	2.1
Entities Affiliated with Octagon Capital Advisors LP	(36)	376,780	*	376,780	—	*
Peter S. Garcia	(37)	6,088	*	6,088	—	*
Phantom Troupe Ventures Limited	(38)	70,832	*	70,832	—	*
PSEP Opportunistic Investments I, LP	(39)	395,000	*	145,000	250,000	*
Purvi Monani	(40)	734	*	734	—	*
Entities Affiliated with RA Capital Management, L.P.	(41)	354,160	*	354,160	—	*
Rattan K. Gujadhur	(42)	4,017	*	4,017	—	*
Regina Cu Unjieng	(43)	189	*	189	—	*
RiverVest Venture Fund V, L.P.	(44)	549,388	*	549,388	—	*
Robinhood III, LP	(45)	11,009	*	11,009	—	*
Rock Springs Capital Master Fund LP	(46)	625,750	1.0	49,000	576,750	1.0
Roy Grecko	(47)	3,423	*	3,423	—	*
Shoba Gopalan	(48)	2,926	*	2,926	—	*
Simon Ducher	(49)	4,452	*	4,452	—	*
Sophie Ann-Chu Robinson Living Trust	(50)	82,018	*	82,018	—	*
Suhaila Naim	(51)	8,449	*	8,449	—	*
Susanna Tan	(52)	2,324	*	2,324	—	*
Synergenics, LLC	(53)	165,143	*	165,143	—	*
Entities advised or subadvised by T. Rowe Price Associates, Inc.	(54)	1,204,801	2.0	458,326	746,475	1.2
Entities Affiliated with TCG Crossover Management, LLC	(55)	1,062,050	1.8	1,000,000	62,050	*
The Goldman Sachs Trust Company of Delaware, Trustee of the Chu Family Delaware Dynasty Trust	(56)	82,018	*	82,018	—	*
Trails Edge Biotechnology Master Fund, LP	(57)	333,312	*	301,450	31,862	*
Travis Mowbray	(58)	870	*	870	—	*
Entities Affiliated with Wellington Management Company LLP	(59)	245,209	*	234,607	10,602	*
Yongrong (Cayman) Limited	(60)	267,865	*	267,865	—	*
Yongzhan (Cayman) Limited	(61)	29,762	*	29,762	—	*

*	Less than one percent.

(1)

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, except the lockup provisions set forth in the joinder and lock-up agreement described in the section “Prospectus Summary—Recent Developments: Acquisition and Private Placements” above, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)

Anna Moua: Consists of the following issued in connection with the Acquisition: 1,789 Upfront Acquisition Shares and, based on the holdback assumptions, up to 311 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Anna Moua.

(3)

Entities affiliated with Arkin Bio Capital L.P.: Consists of the following issued in connection with the Acquisition: (i) 63,711 Upfront Acquisition Shares and, based on the holdback assumptions, 7,121 Holdback Shares, each held directly by Arkin Bio Capital L.P.; and (ii) 261,764 Upfront Acquisition Shares and, based on the holdback assumptions, 29,259 Holdback Shares, each held directly by Arkin Bio Ventures II L.P.

Moshe Arkin, as the director of Arkin Bio Ventures GP GP Ltd, the general partner of Arkin Bio Capital General Partner Limited Partnership, which is the general partner of Arkin Bio Capital LP, has voting, investment and dispositive power over the shares held by Arkin Bio Capital LP. Moshe Arkin, as the director of Arkin Bio Ventures GP GP Ltd, the general partner of Arkin Bio Ventures General Partner Limited Partnership, which is the general partner of Arkin Bio Ventures 2 LP, has voting, investment and dispositive power over the shares held by Arkin Bio Ventures 2 LP. The address for the foregoing is Hamenofim 11 Herzliya, Building B, Israel.

(4)

Entities affiliated with Baker Bros. Advisors LP: Consists of the following issued in connection with the Acquisition: (i) 40,212 Upfront Acquisition Shares and, based on the holdback assumptions, 4,494 Holdback Shares, each held directly by 667, L.P. (“667”) and 405,763 Upfront Acquisition Shares and, based on the holdback assumptions, 45,355 Holdback Shares, held directly by Baker Brothers Life Sciences, L.P. (“Life Sciences”, and together with 667, the “Baker Funds”).

Baker Bros. Advisors LP (“the Adviser”) is the investment adviser to the Baker Funds and has the sole voting and investment power with respect to the securities held by the Baker Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC (the “Adviser GP”) is the sole general partner of the Adviser and thus may be deemed to beneficially own the securities held by the Baker Funds. The managing members of the Adviser GP are Julian C. Baker and Felix J. Baker, who may be deemed to beneficially own the securities held by the Baker Funds. Julian C. Baker, Felix J. Baker, the Adviser and the Adviser GP disclaim beneficial ownership of all shares held by the Baker Funds, except to the extent of their indirect pecuniary interest therein. The business address for the Adviser, the Adviser GP, Julian C. Baker and Felix J. Baker is 860 Washington Street, 3rd Floor, New York, NY 10014.

(5)

Bobby Asem: Consists of the following issued in connection with the Acquisition: 1,399 Upfront Acquisition Shares and, based on the holdback assumptions, up to 244 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Bobby Asem.

(6)

Entities affiliated with BVF Partners, L.P.: Consists of the following issued in connection with the First Private Placement: (i) 198,821 shares of our common stock issued to Biotechnology Value Fund, L.P. (“BVF LP”); (ii) 98,924 shares of our common stock issued to Biotechnology Value Fund II, L.P. (“BVF2 LP”); (iii) 22,257 shares of our common stock issued to Biotechnology Value Trading Fund OS LP (“BVF OS”); and (iv) 4,998 shares of our common stock issued to MSI BVF SPV, LLC (“MSI BVF”, and together with BVF LP, BVF2 LP and BVF OS, the “BVF Entities”).

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” also include the following securities owned prior to the First Private Placement and the Acquisition: (1) 772,595 shares of our common stock held directly by BVF LP; (2) 610,666 shares of our common stock held directly by BVF2 LP; (3) 89,518 shares of our common stock held directly by BVF OS; (4) 22,511 shares of our common stock held directly by MSI BVF.

BVF I GP LLC is the general partner of BVF LP. BVF II GP LLC is the general partner of BVF2 LP. BVF Partners OS Ltd. is the general partner of BVF OS. BVF GP Holdings is the sole member of BVF I GP LLC and BVF II GP LLC. BVF Partners L.P. is the sole member of BVF Partners OS Ltd. and investment manager of BVF LP, BVF2 LP, BVF OS and MSI BVF. BVF Inc. is the general partner of BVF Partners L.P. Mark N. Lampert is director and officer of BVF Inc. Each of BVF I GP LLC, BVF II GP LLC, BVF Partners OS Ltd., BVF GP Holdings LLC, BVF Partners L.P., BVF Inc. and Mr. Lampert disclaim beneficial ownership of securities beneficially owned by the BVF Entities except to the extent of its or his pecuniary interest therein. The address for the BVF Entities is 44 Montgomery St, 40th Floor, San Francisco, CA 94104.

(7)

Cecilia Del Rosario: Consists of the following issued in connection with the Acquisition: 2,425 Upfront Acquisition Shares and, based on the holdback assumptions, up to 436 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Cecilia Del Rosario.

(8)

Craig Pace: Consists of the following issued in connection with the Acquisition: 1,492 Upfront Acquisition Shares and, based on the holdback assumptions, up to 260 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Craig Pace.

(9)

Dajun Yang: Consists of the following issued in connection with the Acquisition: 1,602 Upfront Acquisition Shares and, based on the holdback assumptions, 179 Holdback Shares, each held directly by Dajun Yang.

(10)

Dan Spiegelman: Consists of the following issued in connection with the Acquisition: 9,157 Upfront Acquisition Shares and, based on the holdback assumptions, 1,023 Holdback Shares, each held directly by Dan Spiegelman.

(11)

Dara Wambach: Consists of the following issued in connection with the Acquisition: 1,789 Upfront Acquisition Shares and, based on the holdback assumptions, up to 311 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Dara Wambach.

(12)

David John Tucker: Consists of the following issued in connection with the Acquisition: 9,006 Upfront Acquisition Shares and, based on the holdback assumptions, up to 2,049 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by David John Tucker.

(13)

Dmitry Olegovich Koltun: Consists of the following issued in connection with the Acquisition: 2,490 Upfront Acquisition Shares and, based on the holdback assumptions, up to 390 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Dmitry Olegovich Koltun.

(14)

Eric Dobmeier: Consists of the following issued in connection with the Acquisition: 18,313 Upfront Acquisition Shares and, based on the holdback assumptions, 2,047 Holdback Shares, each held directly by Eric Dobmeier.

(15)

Entities affiliated with Frazier Life Sciences: For Frazier Life Sciences Public Fund, L.P. (“FLSPF”), Frazier Life Sciences X, L.P. (“FLS X”), Frazier Life Sciences XI, L.P. (“FLS XI”) and Frazier Life Sciences XII, L.P. (“FLS XII”), respectively, consists of (a) the following issued in connection with the First Private Placement: (i) 536,412 shares of common stock issuable upon exercise of pre-funded warrants purchased by FLSPF, without giving effect to the beneficial ownership blocker described below; (ii) 131,425 shares of our common stock issued to FLS X; (iii) 244,232 shares of our common stock issued to FLS XI; and (iv) 62,931 shares of our common stock issued to FLS XII; and for FLS X and FLS XI, respectively, (b) the following issued in connection with the Acquisition: (i) 159,277 Upfront Acquisition Shares and, based on the holdback assumptions, 17,803 Holdback Shares, each held directly by FLS X; and (ii) 286,698 Upfront Acquisition Shares and, based on the holdback assumptions, 32,046 Holdback Shares, each held directly by FLS XI. The pre-funded warrants held by FLSPF prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of FLSPF and its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%.

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” for FLSPF, Frazier Life Sciences IX, L.P. (“FLS IX”), FLS X, and FLS XI, respectively, also include the following securities owned prior to the First Private Placement and the Acquisition: (1) 2,514,947 shares of our common stock held directly by FLSPF; (2) 3,566,912 shares of our common stock held directly by FLS IX; (3) 168,308 shares of our common stock held directly by FLS X; and (4) 544,954 shares of our common stock held directly by FLS XI.

FHMLSP, L.P. is the general partner of FLSPF and the general partner of FHMLSP, L.P. is FHMLSP, L.L.C., which is managed by an investment committee of four that acts by majority vote. Accordingly, no members of such committee are attributed beneficial ownership of the securities directly held by FLSPF.

FHMLS IX, L.P. is the general partner of FLS IX and FHMLS IX, L.L.C. is the general partner of FHMLS IX, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS IX, L.L.C. and therefore share voting and investment power over the shares of Common Stock held by FLS IX.

FHMLS X, L.P. is the general partner of FLS X and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by FLS X.

FHMLS XI, L.P. is the general partner of FLS XI and the general partner of FHMLS XI, L.P. is FHMLS XI, L.L.C., which is managed by an investment committee of three that acts by majority vote. Accordingly, no members of such committee are attributed beneficial ownership of the securities directly held by FLS XI.

FHMLS XII, L.P. is the general partner of FLS XII and the general partner of FHMLS XII, L.P. is FHMLS XII, L.L.C., which is managed by an investment committee of three that acts by majority vote. Accordingly, no members of such committee are attributed beneficial ownership of the securities.

The address for the foregoing is 1001 Page Mill Road, Building 4, Suite 200B, Palo Alto, California 94304. Christopher Peetz, our Chief Executive Officer, has served as a senior advisor to entities affiliated with Frazier Life Sciences X, L.P. Mr. Heron is a member of our Board of Directors.

(16)

Hassan Javanbakht: Consists of the following issued in connection with the Acquisition: 19,414 Upfront Acquisition Shares and, based on the holdback assumptions, up to 4,418 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Hassan Javanbakht.

(17)

HBM Healthcare Investments (Cayman) Ltd.: Consists of (a) the following issued in connection with the First Private Placement: 43,000 shares of our common stock issued to HBM Healthcare Investments (Cayman) Ltd.; and (b) the following issued in connection with the Acquisition: 89,194 Upfront Acquisition Shares and, based on the holdback assumptions, 9,970 Holdback Shares, each held directly by HBM Healthcare Investments (Cayman) Ltd.

Voting and investment power over the shares held by HBM Healthcare Investments (Cayman) Ltd. is exercised by the board of directors of HBM Healthcare Investments (Cayman) Ltd. (the “HBM Board”). The HBM Board consists of Jean-Marc LeSieur, Richard H. Coles, Sophia Harris, Dr. Andreas Wicki, Mark Kronenfeld, M.D., and Richard Paul Woodhouse, none of whom has individual voting or investment power with respect to the shares. The address for HBM Healthcare Investments (Cayman) Ltd. is Governors Square, 23 Lime Tree Bay Avenue, PO Box 30852, Grand Cayman, KY1-1204, Cayman Islands.

(18)

Hilario J. Ramos: Consists of the following issued in connection with the Acquisition: 150 Upfront Acquisition Shares and, based on the holdback assumptions, 16 Holdback Shares, each held directly by Hilario J. Ramos.

(19)

InnoPinnacle Fund I L.P.: Consists of the following issued in connection with the Acquisition: 59,416 Upfront Acquisition Shares and, based on the holdback assumptions, 6,641 Holdback Shares, each held directly by InnoPinnacle Fund I L.P.

InnoPinnacle International I Inc. and HSG Holdings VI, Ltd., both are the General Partners of InnoPinnacle Fund I L.P. (the “Partnership”). Between them, save as otherwise expressly provided in the Limited Partnership Agreement in respect of the Partnership (the “Agreement”) or as otherwise separately agreed upon in writing between the General Partners, InnoPinnacle International I Inc. undertakes and has exclusive responsibility and full control for the conduct, management, operation and administration of the business and affairs of the Partnership and operates the Partnership according to the Agreement. InnoPinnacle International I Inc. is ultimately controlled by Innovent Biologics, Inc., a company listed on the Stock Exchange of Hong Kong (stock code: 01801), which has no natural control persons. The address for InnoPinnacle Fund I L.P. is 4th Floor, Monaco Towers, 11 Dr Roy’s Drive, P.O. Box 10338, George Town, Grand Cayman KY1-1003, Cayman Islands.

(20)

James Daniel Knewitz: Consists of the following issued in connection with the Acquisition: 2,089 Upfront Acquisition Shares and, based on the holdback assumptions, up to 364 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by James Daniel Knewitz.

(21)

Entities affiliated with Janus Henderson Investors US LLC: Consists of the following issued in connection with the First Private Placement: (i) 79,145 shares of our common stock issued to Janus Henderson Biotech Innovation Master Fund II Limited (“Janus Biotech II”); (ii) 381,000 shares of our common stock issued to Janus Henderson Biotech Innovation Master Fund Limited (“Janus Biotech”); (iii) 104,946 shares of our common stock issued to Janus Henderson Capital Funds Plc On Behalf Of Its Series Janus Henderson Global Life Sciences Fund (“Janus Capital”); (iv) 123,782 shares of our common stock issued to Janus Henderson Global Life Sciences Fund (“Janus Global Fund”); and (v) 51,127 shares of our common stock issued to Janus Henderson Horizon Fund—Biotechnology Fund (“Janus Horizon Fund” and together with Janus Biotech II, Janus Biotech, Janus Capital and Janus Global Fund, the “Janus Entities”).

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” also include the following securities owned prior to the First Private Placement and the Acquisition: (1) 332,015 shares of our common stock held directly by Janus Biotech II; (2) 1,573,537 shares of our common stock held directly by Janus Biotech; (3) 598,237 shares of our common stock held directly by Janus Capital; (4) 682,134 shares of our common stock held directly by Janus Global Fund; and (5) 512,978 shares of our common stock held directly by Janus Horizon Fund.

Such shares owned by the Janus Entities may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, who acts as investment adviser for the Janus Entities and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of each of the Janus Entities. Under the terms of its management contract with each of the Janus Entities, Janus has overall responsibility for directing the investments of the Janus Entities in accordance with its investment objective, policies and limitations. Each of the Janus Entities has Andrew Acker and Daniel S. Lyons acting as portfolio managers, as appointed by and serving at the pleasure of Janus to make decisions with respect to the voting and disposition of the shares. In addition to Andrew Acker and Daniel S. Lyons, Janus Horizon Fund, Janus Biotech II and Janus Biotech also have Agustin Mohedas acting as portfolio managers, as appointed by and serving at the pleasure of Janus to make decisions with respect to the voting and disposition of the shares. The address for Janus and each of the Janus Entities is 151 Detroit Street, Denver, CO 80206.

(22)

Jeffery Alan Zablocki: Consists of the following issued in connection with the Acquisition: 7,065 Upfront Acquisition Shares and, based on the holdback assumptions, up to 948 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Jeffery Alan Zablocki.

(23)

Jenny Stanton: Consists of the following issued in connection with the Acquisition: 1,698 Upfront Acquisition Shares and, based on the holdback assumptions, 189 Holdback Shares, each held directly by Jenny Stanton.

(24)

Jerome Deval: Consists of the following issued in connection with the Acquisition: 4,435 Upfront Acquisition Shares and, based on the holdback assumptions, up to 628 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Jerome Deval.

(25)

Keting Chu: Consists of the following issued in connection with the Acquisition: 522,506 Upfront Acquisition Shares and, based on the holdback assumptions, up to 63,465 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Keting Chu.

(26)

Kevin Lin: Consists of the following issued in connection with the Acquisition: 10,755 Upfront Acquisition Shares and, based on the holdback assumptions, up to 2,447 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Kevin Lin.

(27)

LeAnn Pipkins: Consists of the following issued in connection with the Acquisition: 2,089 Upfront Acquisition Shares and, based on the holdback assumptions, up to 364 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by LeAnn Pipkins.

(28)

Leesun Kim: Consists of the following issued in connection with the Acquisition: 2,809 Upfront Acquisition Shares and, based on the holdback assumptions, up to 489 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Leesun Kim.

(29)

Linda Woo: Consists of the following issued in connection with the Acquisition: 1,331 Upfront Acquisition Shares and, based on the holdback assumptions, up to 234 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Linda Woo.

(30)

Lisa Maredia: Consists of the following issued in connection with the Acquisition: 296 Upfront Acquisition Shares and, based on the holdback assumptions, up to 57 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Lisa Maredia.

(31)

Mary Cromwell: Consists of the following issued in connection with the Acquisition: 6,856 Upfront Acquisition Shares and, based on the holdback assumptions, up to 1,561 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Mary Cromwell.

(32)

Melissa Grigorieff Koomey: Consists of the following issued in connection with the Acquisition: 14,293 Upfront Acquisition Shares and, based on the holdback assumptions, up to 3,252 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Melissa Grigorieff Koomey.

(33)

Nancy Shulman: Consists of the following issued in connection with the Acquisition: 19,414 Upfront Acquisition Shares and, based on the holdback assumptions, up to 4,418 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Nancy Shulman.

(34)

Novartis Pharma AG: Consists of the following issued in connection with the Acquisition: 95,359 Upfront Acquisition Shares and, based on the holdback assumptions, 10,659 Holdback Shares, each held directly by Novartis Pharma AG.

Novartis Pharma AG is a corporation organized under the laws of Switzerland and is a direct wholly owned subsidiary of Novartis AG. Novartis AG is a publicly-owned corporation organized under the laws of Switzerland, which has no natural control persons. The address for the foregoing is 181 Massachusetts Ave, Cambridge, Massachusetts 02139.

(35)

Novo Holdings A/S: Consists of (a) the following issued in connection with the First Private Placement: 146,000 shares of our common stock issued to Novo Holdings A/S; and (b) the following issued in connection with the Acquisition: 127,422 Upfront Acquisition Shares and, based on the holdback assumptions, 14,242 Holdback Shares, each held directly by Novo Holdings A/S.

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” also include the following securities owned prior to the First Private Placement and the Acquisition: 1,236,614 shares of our common stock held directly by Novo Holdings A/S.

Novo Holdings A/S, a Danish corporation, is an investment firm focused on life sciences and finance that is wholly owned by Novo Nordisk Foundation (the “Foundation”), a Danish commercial foundation. Novo Holdings A/S is the holding company in the group of Novo companies, currently comprised of Novo Nordisk A/S and Novozymes A/S (also known as Novonesis A/S), and is responsible for managing the Foundation’s assets, including its financial assets. Based on the governance structure of Novo Holdings A/S and the Foundation, the Foundation is not deemed to have any beneficial ownership of our securities held by Novo Holdings A/S. The address for Novo Holdings A/S is Tuborg Havnevej 19, 2900 Hellerup, Denmark.

(36)

Entities affiliated with Octagon Capital Advisors LP: Consists of the following issued in connection with the Acquisition: (i) 169,450 Upfront Acquisition Shares and, based on the holdback assumptions, 18,940 Holdback Shares, each held directly by Octagon Investments Master Fund LP (“Octagon Master Fund”); and (ii) 169,450 Upfront Acquisition Shares and, based on the holdback assumptions, 18,940 Holdback Shares, each held directly by Octagon Private Opportunities Fund LP (“Octagon Private Fund”).

Octagon Capital Advisors LP (“Octagon”) serves as the investment manager of the Octagon Investments Master Fund LP and Octagon Private Opportunities Fund LP. Dr. Ting Jia, as the principal beneficial owner of Octagon (“Dr. Jia”), is the managing member of Octagon. By virtue of these relationships, each of Octagon and Dr. Jia may be deemed to beneficially own the foregoing shares of our common stock. Each of Octagon Investments Master Fund LP and Octagon Private Opportunities Fund LP hold the shares of our common stock for the benefit of their respective investors. Each of the Octagon Master Fund, Octagon Private Fund and Octagon, for the benefit of their respective investors, have the right to (1) directly or indirectly alone or with others, vote or dispose of our shares of common stock and (2) receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the our shares of common stock. The address for the foregoing is 654 Madison Avenue, 21st Floor, New York, New York 10065.

(37)

Peter S. Garcia: Consists of the following issued in connection with the Acquisition: 5,476 Upfront Acquisition Shares and, based on the holdback assumptions, 612 Holdback Shares, each held directly by Peter S. Garcia.

(38)

Phantom Troupe Ventures Limited: Consists of the following issued in connection with the Acquisition: 63,711 Upfront Acquisition Shares and, based on the holdback assumptions, 7,121 Holdback Shares, each held directly by Phantom Troupe Ventures Limited.

Phantom Troupe Ventures Limited is wholly owned by Unicorn Partners Fund V, L.P., which is 100% controlled by Unicorn Partners GP Fund V Limited. The ultimate beneficial owners (UBOs) of Unicorn Partners GP Fund V Limited are Low Kah-Fai and Yip Yan Chak, Tommy. The address for Phantom Troupe Ventures Limited is Unit 2505, One Hennessy, 1 Hennessy Road, Wan Chai, Hong Kong.

(39)

PSEP Opportunistic Investments I, LP: Consists of the following issued in connection with the First Private Placement: 145,000 shares of our common stock issued to PSEP Opportunistic Investments I, LP (“PSEP”).

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” also include the following securities owned prior to the First Private Placement and the Acquisition: 250,000 shares of our common stock held directly by PSEP.

The general partner of PSEP is PSEP Opportunistic Investments I GP, LLC (“PSEP LLC”). Voting and investment power over the shares controlled by PSEP LLC is exercised by a three-member management committee, and pursuant to the governing documents of PSEP LLC, voting and disposition decisions require the approval of a majority of such persons. The address for PSEP is 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(40)

Purvi Monani: Consists of the following issued in connection with the Acquisition: 604 Upfront Acquisition Shares and, based on the holdback assumptions, up to 130 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Purvi Monani.

(41)

Entities affiliated with RA Capital Management, L.P.: Consists of the following issued in connection with the Acquisition: (i) 254,843 Upfront Acquisition Shares and, based on the holdback assumptions, 28,485 Holdback Shares, each held directly by RA Capital Healthcare Fund, L.P. (the “RA Fund”); and (ii) 63,711 Upfront Acquisition Shares and, based on the holdback assumptions, 7,121 Holdback Shares, each held directly by RA Capital Nexus Fund III, L.P. (the “Nexus Fund III”).

As used in this footnote: RA Capital Management, L.P. is referred to as “RA Capital”; Peter Kolchinsky is referred to as “Dr. Kolchinsky”; and Rajeev Shah is referred to as “Mr. Shah.” RA Capital Healthcare Fund GP, LLC is the general partner of the RA Fund. RA Capital Nexus Fund III GP, LLC is the general partner of the Nexus Fund III. The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Kolchinsky and Mr. Shah are the controlling persons. RA Capital serves as investment adviser for each of the RA Fund and the Nexus Fund III and may be deemed a beneficial owner of any shares of our common stock held by the RA Fund or the Nexus Fund III. Each of the RA Fund and the Nexus Fund III have delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the RA Fund and the Nexus Fund III, and each of these funds has divested themselves of voting and investment power over the shares of our common stock they hold and may not revoke that delegation on less than 61 days’ notice. Accordingly, the RA Fund and the Nexus Fund III disclaim beneficial ownership of the shares of our common stock they hold. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners of any of the shares of our common stock beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky and Mr. Shah disclaim beneficial ownership of the shares of our common stock. The address for the foregoing is 200 Berkeley St, 18th Floor, Boston, Massachusetts 02116.

(42)

Rattan Kumar Gujadhur: Consists of the following issued in connection with the Acquisition: 3,402 Upfront Acquisition Shares and, based on the holdback assumptions, up to 615 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Rattan Kumar Gujadhur.

(43)

Regina Cu Unjieng: Consists of the following issued in connection with the Acquisition: 158 Upfront Acquisition Shares and, based on the holdback assumptions, up to 31 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Regina Cu Unjieng.

(44)

RiverVest Venture Fund V, L.P.: Consists of the following issued in connection with the Acquisition: 494,153 Upfront Acquisition Shares and, based on the holdback assumptions, 55,235 Holdback Shares, each held directly by RiverVest Venture Fund V, L.P.

RiverVest Venture Partners V, L.P. is the general partner of RiverVest Venture Fund V, L.P. RiverVest Venture Partners V, LLC is the sole general partner of RiverVest Venture Partners V, L.P. Dr. Niall O’Donnell and Jay W. Schmelter are managers of RiverVest Venture Partners V, LLC and, as a result, each have the power to vote or dispose of the identified Mirum shares of our common stock. The address for the foregoing is 101 S. Hanley Road, Suite 1850, St. Louis, Missouri 63105.

(45)

Robinhood III, L.P.: Consists of the following issued in connection with the Acquisition: 9,903 Upfront Acquisition Shares and, based on the holdback assumptions, 1,106 Holdback Shares, each held directly by Robinhood III, L.P.

Nancy T. Chang has the power to direct investments and/or has the sole power to vote the securities owned by Robinhood III, LP, as the sole beneficiary and president of the general partner of such entities. The address for the foregoing is 101 Wescott Street, Unit 603, Houston, Texas 77007.

(46)

Rock Springs Capital Master Fund LP: Consists of the following issued in connection with the First Private Placement: 49,000 shares of our common stock issued to Rock Springs Capital Master Fund LP (“Rock Springs”).

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” also include the following securities owned prior to the First Private Placement and the Acquisition: 576,750 shares of our common stock held directly by Rock Springs.

Rock Springs Capital LLC (“RSC”) is the general partner of Rock Springs Capital Management LP (“RSCM”) which is the investment manager to Rock Springs. RSC and RSCM may therefore be deemed to have or share beneficial ownership of the shares held directly by Rock Springs. The address for Rock Springs is 650 South Exeter Street, Suite 1070, Baltimore, MD 21202.

(47)

Roy Grecko: Consists of the following issued in connection with the Acquisition: 3,014 Upfront Acquisition Shares and, based on the holdback assumptions, up to 409 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Roy Grecko.

(48)

Shoba Gopalan: Consists of the following issued in connection with the Acquisition: 2,490 Upfront Acquisition Shares and, based on the holdback assumptions, up to 436 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Shoba Gopalan.

(49)

Simon Ducher: Consists of the following issued in connection with the Acquisition: 3,863 Upfront Acquisition Shares and, based on the holdback assumptions, up to 589 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Simon Ducher.

(50)

Sophie Ann-Chu Robinson Living Trust: Consists of the following issued in connection with the Acquisition: 73,772 Upfront Acquisition Shares and, based on the holdback assumptions, 8,246 Holdback Shares, each held directly by Sophie Ann-Chu Robinson Living Trust. Sophie Ann-Chu Robinson is trustee of such trust and has the power to vote or dispose of such shares. Sophie Ann-Chu Robinson may revoke such trust at any time.

(51)

Suhaila Naim: Consists of the following issued in connection with the Acquisition: 6,888 Upfront Acquisition Shares and, based on the holdback assumptions, up to 1,561 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Suhaila Naim.

(52)

Susanna Tan: Consists of the following issued in connection with the Acquisition: 1,975 Upfront Acquisition Shares and, based on the holdback assumptions, up to 349 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Susanna Tan.

(53)

Synergenics, LLC: Consists of the following issued in connection with the Acquisition: 148,540 Upfront Acquisition Shares and, based on the holdback assumptions, 16,603 Holdback Shares, each held directly by Synergenics, LLC.

Synergenics, LLC is managed by Berzo, LLC. Berzo, LLC is owned and managed by Sebastian Bernales and Francisco Dopazo. Both Mr. Bernales and Mr. Dopazo are partners at Berzo, LLC and together have the full power to vote or dispose of such shares. The address for Synergenics, LLC 1700 Montgomery St, Suite 108, San Francisco, California 94111.

(54)

Entities advised or subadvised by T. Rowe Price Associates, Inc.: Consists of (a) the following issued in connection with the First Private Placement: (i) 71,899 shares of our common stock issued to T. Rowe Price Health Sciences Fund, Inc.; (ii) 5,880 shares of our common stock issued to TD Mutual Funds—TD Health Sciences Fund; (iii) 4,279 shares of our common stock issued to T. Rowe Price Health Sciences Portfolio; (iv) 62,486 shares of our common stock issued to T. Rowe Price New Horizons Fund, Inc.; (v) 24,531 shares of our common stock issued to T. Rowe Price New Horizons Trust; (vi) 1,692 shares of our common stock issued to T. Rowe Price U.S. Equities Trust; and (vii) 4,233 shares of our common stock issued to New York City Deferred Compensation Plan (b) the following issued in connection with the Acquisition: (i) 224,786 Upfront Acquisition Shares and, based on the holdback assumptions, 25,126 Holdback Shares, each held directly by T. Rowe Price Health Sciences Fund, Inc.; (ii) 19,191 Upfront Acquisition Shares and, based on the holdback assumptions, 2,145 Holdback Shares, each held directly by TD Mutual Funds—TD Health Sciences Fund; (iii) 10,833 Upfront Acquisition Shares and, based on the holdback assumptions, 1,210 Holdback Shares, each held directly by T. Rowe Price Health Sciences Portfolio; (iv) 32 Upfront Acquisition Shares and, based on the holdback assumptions, 3 Holdback Shares, each held directly by T. Rowe Price Multi-Strategy Total Return Fund, Inc.

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” also include the following securities owned prior to the First Private Placement and the Acquisition: (1) 85,035 shares of our common stock held directly by T. Rowe Price Health Sciences Fund, Inc.; (2) 6,138 shares of our common stock held directly by TD Mutual Funds—TD Health Sciences Fund; (3) 5,500 shares of our common stock held directly by T. Rowe Price Health Sciences Portfolio; (4) 430,119 shares of our common stock held directly by T. Rowe Price New Horizons Fund, Inc.; (5) 177,260 shares of our common stock held directly by T. Rowe Price New Horizons Trust; (6) 11,452 shares of our common stock held directly by T. Rowe Price U.S. Equities Trust; and (7) 30,971 shares of our common stock held directly by New York City Deferred Compensation Plan.

T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadvisor, as applicable, with power to direct investments and/or sole power to vote the securities owned by the T. Rowe Entities. Therefore, TRPA may be deemed to be the beneficial owner of all of the shares held by the T. Rowe Entities, but each disclaims beneficial ownership of such shares. T. Rowe Price Associates, Inc. is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address for the foregoing is 1307 Point Street, Baltimore, MD 21231.

(55)

Entities affiliated with TCG Crossover Management, LLC: Consists of the following issued in connection with the Second Private Placement: (i) 500,000 shares of our common stock issued to TCG Crossover Fund II, L.P. (“TCGX II”); and (ii) 500,000 shares of our common stock issued to TCG Crossover Fund III, L.P. (“TCGX III”).

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” also include the following securities owned prior to the First Private Placement and the Acquisition: (1) 31,025 shares of our common stock directly held by TCGX II; and (2) 31,025 shares of our common stock directly held by TCGX III.

TCG Crossover GP II, LLC (“TCGX II GP”) is the general partner of TCGX II and may be deemed to have voting, investment, and dispositive power with respect to the securities held by TCGX II. TCG Crossover GP III, LLC (“TCGX III GP”) is the general partner of TCGX III and may be deemed to have voting, investment, and dispositive power with respect to the securities held by TCGX III. Chen Yu is the sole managing member of each of TCGX II GP and TCGX III GP and may be deemed to share voting, investment and dispositive power with respect to these securities. Each of TCGX II GP, TCGX III GP and Chen Yu disclaim beneficial ownership of these securities, except to the extent of their respective pecuniary interest in such securities. The business address for each of TCGX II, TCGX III, TCGX II GP, TCGX III GP and Chen Yu is 245 Lytton Ave., Suite 350, Palo Alto, CA 94301.

(56)

The Goldman Sachs Trust Company of Delaware, Trustee of the Chu Family Delaware Dynasty Trust: Consists of the following issued in connection with the Acquisition: 73,772 Upfront Acquisition Shares and, based on the holdback assumptions, 8,246 Holdback Shares, each held directly by The Goldman Sachs Trust Company of Delaware, Trustee of the Chu Family Delaware Dynasty Trust. The Goldman Sachs Trust Company of Delaware is trustee of the Chu Family Delaware Dynasty Trust and in such capacity has the power to vote and dispose of such shares held by the Chu Family Delaware Dynasty Trust. The Chu Family Delaware Dynasty Trust is irrevocable. The address for The Goldman Sachs Trust Company of Delaware, Trustee of the Chu Family Delaware Dynasty Trust is 200 Bellevue Parkway, Suite 250, Wilmington, DE 19809.

(57)

Trails Edge Biotechnology Master Fund, LP: Consists of the following issued in connection with the First Private Placement: 301,450 shares of our common stock issued to Trails Edge Biotechnology Master Fund, LP (“Trails Edge Biotechnology”).

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” also include the following securities owned prior to the First Private Placement and the Acquisition: 31,862 shares of our common stock held directly by Trails Edge.

Trails Edge Capital Partners, LP (“Trails Edge Capital”), as the investment manager to Trails Edge Biotechnology, may be deemed to beneficially own these securities. Mr. Yehudai, as the Chief Investment Officer of Trails Edge Capital, exercises voting and investment discretion with respect to these securities and as such may be deemed to beneficially own such securities. The address for Trails Edge Biotechnology is 3445 Peachtree Road NE, Suite 900, Atlanta GA 30326.

(58)

Travis Mowbray: Consists of the following issued in connection with the Acquisition: 731 Upfront Acquisition Shares and, based on the holdback assumptions, up to 139 Holdback Shares subject to deduction to satisfy applicable taxes, each held directly by Travis Mowbray.

(59)

Entities affiliated with Wellington Management Company LLP: Consists of (a) the following issued in connection with the First Private Placement: (i) 7,487 shares of our common stock issued to Wellington Biotechnology Long/Short Fund (Bermuda) L.P.; (ii) 7,940 shares of our common stock issued to Wellington Biotechnology Long/Short Fund L.P.; (iii) 5,766 shares of our common stock issued to Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Biotechnology Portfolio; and (iv) 918 shares of our common stock issued to Fiducian Technology Fund; and (b) the following issued in connection with the Acquisition: 191,132 Upfront Acquisition Shares and, based on the holdback assumptions, 21,364 Holdback Shares, each held directly by Wellington Biomedical Innovation Master Investors (Cayman) II L.P.

Shares set forth under “Shares of Common Stock Beneficially Owned Prior to Offering” also include the following securities owned prior to the First Private Placement and the Acquisition: (1) 9,131 shares of our common stock held directly by Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Biotechnology Portfolio; and (2) 1,471 shares of our common stock held directly by Fiducian Technology Fund.

Wellington Management Company LLP (“WMC”) has the power to vote and dispose the foregoing shares of our common stock pursuant to WMC’s investment management agreement with the foregoing selling stockholders. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership that, as of July 1, 2025, is privately held by 181 partners. There are no entities with any ownership interest in WMG. No single partner owns or has the right to vote more than 5% of WMG’s capital. Additional information about WMC is available on the most recent Form ADV filed with the SEC. The address for these entities is 280 Congress St., Boston, Massachusetts 02210.

(60)

Yongrong (Cayman) Limited: Consists of the following issued in connection with the Acquisition: 240,934 Upfront Acquisition Shares and, based on the holdback assumptions, 26,931 Holdback Shares, each held directly by Yongrong (Cayman) Limited.

Yongrong (Cayman) Limited is 100% owned by Yongrong (BVI) Limited, which is 100% owned by Shanghai Yongrong Enterprise Management L.P., the general partner of which is Shanghai Nami Venture Investment Co., Ltd. Chen Jinxia owns 75% equities in Shanghai Nami Venture Investment Co., Ltd, therefore having control over Yongrong (Cayman) Limited. The address for Yongrong (Cayman) Limited is Unit 1222, 12th Floor, 41 Heung Yip Road, Hong Kong.

(61)

Yongzhan (Cayman) Limited: Consists of the following issued in connection with the Acquisition: 26,770 Upfront Acquisition Shares and, based on the holdback assumptions, 2,992 Holdback Shares, each held directly by Yongzhan (Cayman) Limited.

Yongzhan (Cayman) Limited is 100% owned by Yongzhan (BVI) Limited, which is 100% owned by Shanghai Yongzhan Enterprise Management L.P., the general partner of which is Shanghai Yongtai Investment L.P. The general partner of Shanghai Yongtai Investment L.P. is Shanghai Yonghua Investment Management Co., Ltd. Chen Jinxia owns 52% equities in Shanghai Yonghua Investment Management Co., Ltd, therefore having control over Yongzhan (Cayman) Limited. The address for Yongzhan (Cayman) Limited is Unit 1222, 12th Floor, 41 Heung Yip Road, Hong Kong.

Relationships with Selling Stockholders

As discussed in greater detail above under the section “Prospectus Summary—Recent Developments: Acquisition and Private Placements,” on December 6, 2025, December 7, 2025 and December 17, 2025, we entered into the Merger Agreement, First Subscription Agreement and Second Subscription Agreement, respectively, with the applicable selling stockholders (or, in the case of the Merger Agreement, with Bluejay, among the other parties thereto, to which the applicable selling stockholders are subject) pursuant to which we issued and sold, or agreed to issue and sell, as applicable, to the selling stockholders, in the aggregate, (i) 4,517,062 Upfront Acquisition Shares, (ii) 522,375 Holdback Shares, (iii) 3,385,149 Private Placement Shares and (iv) 536,412 Warrants Shares, and agreed with the selling stockholders to prepare and file a registration statement to register for resale the shares of common stock issued or issuable under the Merger Agreement and Subscription Agreements and the shares of common stock issuable upon the exercise of pre-funded warrants issued under the First Subscription Agreement.

Other than (i) Patrick Heron, who is a member of our board of directors and is one of two managing members of an affiliate of Frazier Life Sciences IX, L.P. and Frazier Life Sciences X, L.P., each of which are, or are affiliated with, Frazier Life Sciences X, L.P., Frazier Life Sciences XI, L.P., Frazier Life Sciences XII, L.P. and Frazier Life Sciences Public Fund, L.P., which are collectively a 5% stockholder, (ii) entities affiliated with Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS LP, and MSI BVF SPV, LLC, which are collectively a 5% stockholder, (iii) entities affiliated with Janus Henderson Biotech Innovation Master Fund Limited, Janus Henderson Biotech Innovation Master Fund II Limited, Janus Henderson Capital Funds Plc On Behalf Of Its Series Janus Henderson Global Life Sciences Fund, Janus Henderson Global Life Sciences Fund and Janus Henderson Horizon Fund – Biotechnology Fund, which are collectively a 5% stockholder, and (iv) Niall O’Donnell, who was a member of our board of directors until June 12, 2023 and is one of two managers of RiverVest Venture Partners V, LLC, which is affiliated with RiverVest Venture Fund V, L.P., none of the selling stockholders or any persons having control over such selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

With respect to the shares of our common stock or pre-funded warrants exercisable for shares of our common stock issued in the Private Placements, we agreed to use reasonable best efforts to cause this prospectus to stay continuously effective until the earlier of (a) the date that all securities covered by this prospectus and issued to the PIPE Investors (i) have been sold, thereunder or pursuant to Rule 144 promulgated by the SEC under the Securities Act (“Rule 144”), or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to us and (b) January 23, 2029, which is three years after the effective date of the Registration Rights Agreements.

With respect to the shares of our common stock issued or issuable as partial consideration in the Acquisition, we agreed to use reasonable efforts to cause the registration statement of which this prospectus forms a part to stay continuously effective until the earlier of (a) the date on which all shares of our common stock issued in the Acquisition have been sold or disposed of thereunder or otherwise in a transaction registered under the Securities Act, (b) such time as the Bluejay security holders who were issued shares of our common stock in the Acquisition are otherwise permitted to resell such shares under Rule 144 without volume or manner-of-sale limitations and without the requirement for current public information, as determined by the counsel to us pursuant to a written instruction letter to such effect, addressed and acceptable to our transfer agent, or (c) two years after the closing of the Acquisition (subject to extension by mutual agreement if required by the SEC to permit completion of resales).

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Cooley LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of our internal control over financial reporting as of December 31, 2025, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities the selling stockholders are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any selling stockholder, agent, underwriter or dealer has authorized any person to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.

Copies of certain information filed by us with the SEC are also available on our website at ir.mirumpharma.com. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing and concurrent effectiveness of the registration statement but prior to the termination of all offerings covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 25, 2026;

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 26, 2026; and

•

the description of our common stock in our registration statement on Form 8-A filed with the SEC on July 15, 2019, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at 989 East Hillsdale Boulevard, Suite 300, Foster City, California 94404, or by telephoning us at (650) 667-4085.

8,960,998 SHARES

COMMON STOCK

PROSPECTUS

February 25, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred by us in connection with the registration of the securities under this registration statement, all of which will be borne by us. All the amounts shown are estimates, except for the SEC registration fee.

Item	Amount
SEC registration fee	$129,221.20
Legal fees and expenses	$500,000
Accounting fees and expenses	$25,000
Miscellaneous fees and expenses	$5,000

Total expenses	$659,221.20

Item 15. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our amended and restated certificate of incorporation (“certificate of incorporation”) and amended and restated bylaws (“bylaws”) provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, except that no indemnification will be provided to a director, officer, employee, or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification of any such liability.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation for the elimination of the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except (i) where the director or officer breached their duty of loyalty, (ii) where the director or officer failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (iii) where the director authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, (iv) where the director or officer obtained an improper personal benefit or (v) with respect to an officer, in any action by or in the right of the corporation. Our amended and restated certificate of incorporation provides for such a provision with respect to our directors. The effect of this provision is to eliminate the personal liability of directors for monetary damages or actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

In addition, we have entered into indemnification agreements with our directors and officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service, so long as the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of us, and, with respect to any criminal action or proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. We also maintain director and officer liability insurance to insure our directors and officers against the cost of defense, settlement or payment of a judgment under specified circumstances.

Item 16. Exhibits

Exhibit Number	Exhibit Description

2.1*	Agreement and Plan of Merger and Reorganization, dated December 6, 2025, by and among Mirum Pharmaceuticals, Inc., Bjork Merger Sub I, Inc., Bjork Merger Sub II, LLC, Bluejay Therapeutics, Inc. and Fortis Advisors LLC (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 8, 2025).

4.1	Amended and Restated Certificate of Incorporation, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 25, 2019).

4.2	Amended and Restated Bylaws, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 25, 2019).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-232251), filed with the SEC on July 8, 2019).

4.4	Indenture, dated as of April 17, 2023, between Mirum Pharmaceuticals, Inc. and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 17, 2023).

4.5	Form of certificate representing the 4.00% Convertible Senior Notes due 2029 (included as Exhibit A to Exhibit 4.2 above) (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 17, 2023).

4.6	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 8, 2025).

4.7	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 8, 2025).

4.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 8, 2025).

4.9	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 19, 2025).

4.10	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 19, 2025).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

Exhibit Number	Exhibit Description

24.1	Power of Attorney (included on the signature page).

107	Filing Fee Table.

*

Certain portions of this exhibit have been omitted (as marked in brackets) because it is both not material and is the type that the registrant treats as private or confidential. Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),

(vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foster City, California on February 25, 2026.

Mirum Pharmaceuticals, Inc.

By:	/s/ Christopher Peetz
Name:	Christopher Peetz
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Peetz, Eric Bjerkholt and Douglas Sheehy, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christopher Peetz Christopher Peetz	Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2026

/s/ Eric Bjerkholt Eric Bjerkholt	Chief Financial Officer (Principal Financial Officer)	February 25, 2026

/s/ Jody Howe Jody Howe	Senior Vice President, Global Controller (Principal Accounting Officer)	February 25, 2026

/s/ Laura Brege Laura Brege	Director	February 25, 2026

/s/ Lon Cardon, Ph.D. Lon Cardon, Ph.D.	Director	February 25, 2026

/s/ William C. Fairey William C. Fairey	Director	February 25, 2026

/s/ Laurent Fischer, M.D. Laurent Fischer, M.D.	Director	February 25, 2026

/s/ Michael Grey Michael Grey	Director	February 25, 2026

/s/ Patrick Heron Patrick Heron	Director	February 25, 2026

/s/ Saira Ramasastry, M.S., M.Phil Saira Ramasastry, M.S., M.Phil	Director	February 25, 2026

/s/ Timothy Walbert Timothy Walbert	Director	February 25, 2026